Exhibit 99.1

TG Therapeutics Provides Preliminary Fourth Quarter and Full Year 2024 Net Revenue and 2025 Anticipated Development Milestones

Preliminary U.S. BRIUMVI fourth quarter and full year 2024 net product revenue of $103.6 million and $310 million, respectively

Full Year 2025 target total global revenue of approximately $540 million, including BRIUMVI U.S. net product revenue of approximately $525 million

NEW YORK, January 14, 2025 -- TG Therapeutics, Inc. (NASDAQ: TGTX), yesterday announced preliminary U.S. net product revenue for BRIUMVI® for the fourth quarter and full year ended December 31, 2024 (unaudited), as well as financial guidance and development milestones for 2025, during a preannounced presentation at the 43rd Annual J.P Morgan Healthcare Conference. An audio replay of the event, as well as the corresponding slide deck are available on the Investors and Media section of the TG corporate website at ir.tgtherapeutics.com/events.

Michael S. Weiss, Chairman and Chief Executive Officer of TG Therapeutics stated, “2024 was a great year for TG, and we are excited to share preliminary fourth quarter and year end U.S. BRIUMVI net product revenue which far exceeded our initial expectations. We believe BRIUMVI is well positioned to continue to grow and provide value to patients and physicians. On the development front we were excited to provide an update on our subcutaneous BRIUMVI work, which should allow us to commence a pivotal program in 2025 evaluating a self-administered subcutaneous product with an expected dosing frequency of least every other month, a product profile we believe will be attractive to patients and healthcare providers. In 2025 we also plan to launch pivotal trials aimed at further optimizing intravenous BRUIMVI for patients with RMS, continuing to maintain what we believe is a best-in-class profile. We also look forward to evaluating BRIUMVI in other indications outside of MS, and enrolling patients with progressive MS into a Phase 1 trial of our allogeneic CD19-directed CAR-T, azer-cel.”

Preliminary Fourth Quarter and Full Year 2024 Updates (based on unaudited financial information)

●	BRIUMVI U.S. net product revenue expected to be $103.6 million and $310 million for the fourth quarter and full year of 2024, respectively
●	Year-end 2024 cash position of approximately $310 million

Preliminary selected financial information presented in this release are unaudited, subject to financial closing procedures and adjustment, and provided as an approximation in advance of the Company's announcement of complete financial results planned to occur before March 3, 2025.

2025 Target Guidance

●	Full Year 2025 target total global revenue of approximately $540 million, including BRIUMVI U.S. net product revenue of approximately $525 million
●	Full year 2025 target operating expense of approximately $300 million

2025 Development Pipeline Anticipated Milestones

●	Commence pivotal program of subcutaneous BRIUMVI
●	Commence pivotal programs to consolidate the Day 1 and Day 15 dose of BRIUMVI, and to evaluate 30 minute BRIUMVI maintenance infusions
●	Enroll participants into the ongoing trial evaluating BRIUMVI in autoimmune diseases outside of Multiple Sclerosis (MS)
●	Enroll participants into the Phase 1 azer-cel trial in autoimmune disease, beginning with primary progressive MS
●	Present updated data at major medical conferences throughout the year

ABOUT BRIUMVI® (ublituximab-xiiy) 150 mg/6 mL Injection for IV

BRIUMVI is a novel monoclonal antibody that targets a unique epitope on CD20-expressing B-cells. Targeting CD20 using monoclonal antibodies has proven to be an important therapeutic approach for the management of autoimmune disorders, such as relapsing forms of multiple sclerosis (RMS). BRIUMVI is uniquely designed to lack certain sugar molecules normally expressed on the antibody. Removal of these sugar molecules, a process called glycoengineering, allows for efficient B-cell depletion at low doses.

BRIUMVI is indicated for the treatment of adults with RMS, to include clinically isolated syndrome, relapsing-remitting disease, and active secondary progressive disease.

A list of authorized specialty distributors can be found at www.briumvi.com.

IMPORTANT SAFETY INFORMATION

Contraindications: BRIUMVI is contraindicated in patients with:

●	Active Hepatitis B Virus infection
●	A history of life-threatening infusion reaction to BRIUMVI

WARNINGS AND PRECAUTIONS

Infusion Reactions: BRIUMVI can cause infusion reactions, which can include pyrexia, chills, headache, influenza-like illness, tachycardia, nausea, throat irritation, erythema, and an anaphylactic reaction. In MS clinical trials, the incidence of infusion reactions in BRIUMVI-treated patients who received infusion reaction-limiting premedication prior to each infusion was 48%, with the highest incidence within 24 hours of the first infusion. 0.6% of BRIUMVI-treated patients experienced infusion reactions that were serious, some requiring hospitalization.

Observe treated patients for infusion reactions during the infusion and for at least one hour after the completion of the first two infusions unless infusion reaction and/or hypersensitivity has been observed in association with the current or any prior infusion. Inform patients that infusion reactions can occur up to 24 hours after the infusion. Administer the recommended pre-medication to reduce the frequency and severity of infusion reactions. If life-threatening, stop the infusion immediately, permanently discontinue BRIUMVI, and administer appropriate supportive treatment. Less severe infusion reactions may involve temporarily stopping the infusion, reducing the infusion rate, and/or administering symptomatic treatment.

Infections: Serious, life-threatening or fatal, bacterial and viral infections have been reported in BRIUMVI-treated patients. In MS clinical trials, the overall rate of infections in BRIUMVI-treated patients was 56% compared to 54% in teriflunomide-treated patients. The rate of serious infections was 5% compared to 3% respectively. There were 3 infection-related deaths in BRIUMVI-treated patients. The most common infections in BRIUMVI-treated patients included upper respiratory tract infection (45%) and urinary tract infection (10%). Delay BRIUMVI administration in patients with an active infection until the infection is resolved.

Consider the potential for increased immunosuppressive effects when initiating BRIUMVI after immunosuppressive therapy or initiating an immunosuppressive therapy after BRIUMVI.

Hepatitis B Virus (HBV) Reactivation: HBV reactivation occurred in an MS patient treated with BRIUMVI in clinical trials. Fulminant hepatitis, hepatic failure, and death caused by HBV reactivation have occurred in patients treated with anti-CD20 antibodies. Perform HBV screening in all patients before initiation of treatment with BRIUMVI. Do not start treatment with BRIUMVI in patients with active HBV confirmed by positive results for HBsAg and anti-HB tests. For patients who are negative for surface antigen [HBsAg] and positive for HB core antibody [HBcAb+] or are carriers of HBV [HBsAg+], consult a liver disease expert before starting and during treatment.

Progressive Multifocal Leukoencephalopathy (PML): Although no cases of PML have occurred in BRIUMVI-treated MS patients, JCV infection resulting in PML has been observed in patients treated with other anti-CD20 antibodies and other MS therapies.

If PML is suspected, withhold BRIUMVI and perform an appropriate diagnostic evaluation. Typical symptoms associated with PML are diverse, progress over days to weeks, and include progressive weakness on one side of the body or clumsiness of limbs, disturbance of vision, and changes in thinking, memory, and orientation leading to confusion and personality changes.

MRI findings may be apparent before clinical signs or symptoms; monitoring for signs consistent with PML may be useful. Further investigate suspicious findings to allow for an early diagnosis of PML, if present. Following discontinuation of another MS medication associated with PML, lower PML-related mortality and morbidity have been reported in patients who were initially asymptomatic at diagnosis compared to patients who had characteristic clinical signs and symptoms at diagnosis.

If PML is confirmed, treatment with BRIUMVI should be discontinued.

Vaccinations: Administer all immunizations according to immunization guidelines: for live or live-attenuated vaccines at least 4 weeks and, whenever possible at least 2 weeks prior to initiation of BRIUMVI for non-live vaccines. BRIUMVI may interfere with the effectiveness of non-live vaccines. The safety of immunization with live or live-attenuated vaccines during or following administration of BRIUMVI has not been studied. Vaccination with live virus vaccines is not recommended during treatment and until B-cell repletion.

Vaccination of Infants Born to Mothers Treated with BRIUMVI During Pregnancy: In infants of mothers exposed to BRIUMVI during pregnancy, assess B-cell counts prior to administration of live or live-attenuated vaccines as measured by CD19+ B-cells. Depletion of B-cells in these infants may increase the risks from live or live-attenuated vaccines. Inactivated or non-live vaccines may be administered prior to B-cell recovery. Assessment of vaccine immune responses, including consultation with a qualified specialist, should be considered to determine whether a protective immune response was mounted.

Fetal Risk: Based on data from animal studies, BRIUMVI may cause fetal harm when administered to a pregnant woman. Transient peripheral B-cell depletion and lymphocytopenia have been reported in infants born to mothers exposed to other anti-CD20 B-cell depleting antibodies during pregnancy. A pregnancy test is recommended in females of reproductive potential prior to each infusion. Advise females of reproductive potential to use effective contraception during BRIUMVI treatment and for 6 months after the last dose.

Reduction in Immunoglobulins: As expected with any B-cell depleting therapy, decreased immunoglobulin levels were observed. Decrease in immunoglobulin M (IgM) was reported in 0.6% of BRIUMVI-treated patients compared to none of the patients treated with teriflunomide in RMS clinical trials. Monitor the levels of quantitative serum immunoglobulins during treatment, especially in patients with opportunistic or recurrent infections, and after discontinuation of therapy until B-cell repletion. Consider discontinuing BRIUMVI therapy if a patient with low immunoglobulins develops a serious opportunistic infection or recurrent infections, or if prolonged hypogammaglobulinemia requires treatment with intravenous immunoglobulins.

Most Common Adverse Reactions: The most common adverse reactions in RMS trials (incidence of at least 10%) were infusion reactions and upper respiratory tract infections.

Physicians, pharmacists, or other healthcare professionals with questions about BRIUMVI should visit www.briumvi.com.

The full SmPC approved in the EU for BRIUMVI can be found here Briumvi | European Medicines Agency (europa.eu).

ABOUT BRIUMVI PATIENT SUPPORT in the U.S.
BRIUMVI Patient Support is a flexible program designed by TG Therapeutics to support U.S. patients through their treatment journey in a way that works best for them. More information about the BRIUMVI Patient Support program can be accessed at www.briumvipatientsupport.com.

ABOUT MULTIPLE SCLEROSIS
Relapsing multiple sclerosis (RMS) is a chronic demyelinating disease of the central nervous system (CNS) and includes people with relapsing-remitting multiple sclerosis (RRMS) and people with secondary progressive multiple sclerosis (SPMS) who continue to experience relapses. RRMS is the most common form of multiple sclerosis (MS) and is characterized by episodes of new or worsening signs or symptoms (relapses) followed by periods of recovery. It is estimated that nearly 1 million people are living with MS in the United States and approximately 85% are initially diagnosed with RRMS.1,2 The majority of people who are diagnosed with RRMS will eventually transition to SPMS, in which they experience steadily worsening disability over time. Worldwide, more than 2.3 million people have a diagnosis of MS.1

ABOUT TG THERAPEUTICS
TG Therapeutics is a fully integrated, commercial stage, biopharmaceutical company focused on the acquisition, development, and commercialization of novel treatments for B-cell diseases. In addition to a research pipeline including several investigational medicines, TG has received U.S. Food and Drug Administration (FDA) approval for BRIUMVI® (ublituximab-xiiy), for the treatment of adult patients with relapsing forms of multiple sclerosis (RMS), to include clinically isolated syndrome, relapsing-remitting disease, and active secondary progressive disease, as well as approval by the European Commission (EC) and the Medicines and Healthcare Products Regulatory Agency (MHRA) BRIUMVI to treat adult patients with RMS who have active disease defined by clinical or imaging features in Europe and the United Kingdom, respectively. For more information, visit www.tgtherapeutics.com, and follow us on Twitter @TGTherapeutics and on LinkedIn.

BRIUMVI® is a registered trademark of TG Therapeutics, Inc.

Cautionary Statement
This press release contains forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release. The preliminary, estimated financial results for the fourth quarter and fiscal year ended 2024 contained in this press release contain forward-looking statements and are subject to the completion of management’s and the audit committee’s final reviews and our other financial closing procedures and are therefore subject to change. The preliminary financial information and estimates included herein have not been examined or reviewed by our independent auditors and they are subject to revision as we prepare our financial statements as of and for the quarter and fiscal year ended December 31, 2024, including all disclosures required by U.S. generally accepted accounting principles. You should not place undue reliance on such preliminary information and estimates because they may prove to be materially inaccurate. While we believe that such preliminary information and estimates are based on reasonable assumptions, actual results may vary, and such variations may be material. In addition to the risk factors identified from time to time in our reports filed with the U.S. Securities and Exchange Commission (SEC), factors that could cause our actual results to differ materially include the below.

Such forward looking statements include but are not limited to statements regarding expectations for success of our commercial launch and availability of BRIUMVI® (ublituximab-xiiy) for relapsing forms of multiple sclerosis (RMS); and anticipated healthcare professional and patient acceptance and use of BRIUMVI for the FDA-approved indications, expectations of future revenue for BRIUMVI, expenses or profits, and our statements regarding our potential revenue targets, operating expenses and cash position.

Additional factors that could cause our actual results to differ materially include the following: the Company’s ability to establish and maintain a commercial infrastructure for BRIUMVI, and to successfully or in the timeframe projected, market and sell BRIUMVI; the risk that early trends in prescriptions are not maintained or that prescriptions are not filled; the failure to obtain and maintain payor coverage; the risk that early healthcare professional interest in BRIUMVI will not be sustained; the risk that momentum in sales for BRIUMVI will not build during the course of the year; the risk that the BRIUMVI launch does not continue to exceed expectations; the risk that our BRIUMVI revenue targets will not be achieved; the failure to obtain and maintain requisite regulatory approvals, including the risk that the Company fails to satisfy post-approval regulatory requirements, the potential for variation from the Company’s projections and estimates about the potential market for BRIUMVI due to a number of factors, including, further limitations that regulators may impose on the required labeling for BRIUMVI (such as modifications, resulting from safety signals that arise in the post-marketing setting or in the long-term extension study from the ULTIMATE I and II clinical trials); the Company’s ability to meet post-approval compliance obligations (on topics including but not limited to product quality, product distribution and supply chain, pharmacovigilance, and sales and marketing); the Company’s reliance on third parties for manufacturing, distribution and supply, and other support functions for our clinical and commercial products, including BRIUMVI, and the ability of the Company and its manufacturers and suppliers to produce and deliver BRIUMVI to meet the market demand for BRIUMVI; potential regulatory challenges to the Company’s plans to seek marketing approval for the product in jurisdictions outside of the U.S.; the uncertainties inherent in research and development; the risk that any individual patient’s clinical experience in the post-marketing setting, or the aggregate patient experience in the post-marketing setting, may differ from that demonstrated in controlled clinical trials such as ULTIMATE I and II; the risk that subcutaneous BRIUMVI does not exhibit favorable safety, efficacy, or pharmacokinetic properties when evaluated in humans; the risk that the safety or tolerability profile of BRIUMVI differs in other autoimmune disorders compared to what has been observed in patients with MS; the risk that the Company is delayed in initiating a clinical trial for azer-cel in non-oncology indications; and general political, economic and business conditions. Further discussion about these and other risks and uncertainties can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and in our other filings with the U.S. Securities and Exchange Commission.

Any forward-looking statements set forth in this press release speak only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof except as required by law. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements. This press release and prior releases are available at www.tgtherapeutics.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

CONTACT:

Investor Relations

Email: ir@tgtxinc.com

Telephone: 1.877.575.TGTX (8489), Option 4

Media Relations:

Email: media@tgtxinc.com

Telephone: 1.877.575.TGTX (8489), Option 6

1. MS Prevalence. National Multiple Sclerosis Society website. https://www.nationalmssociety.org/About-the-Society/MS-Prevalence. Accessed October 26, 2020. 2. Multiple Sclerosis International Federation, 2013 via Datamonitor p. 236.